Execution Version

VOTING AGREEMENT
This Voting Agreement (this “Agreement”) is made as of December 22, 2017 by and among Panhandle B Member 2 LLC, a Delaware limited liability company (the “Managing Member”) and Vertuous Energy LLC, a Delaware limited liability company (the “Investor”).
RECITALS
A.    The Managing Member is the “Managing Member” (as defined in the Operating Agreement referred to below) of Panhandle Wind Holdings 2 LLC, a Delaware limited liability company (the “Company”), pursuant to the Third Amended and Restated Limited Liability Company Agreement of Panhandle Wind Holdings 2 LLC, dated as of November 10, 2014 (as amended by the Amendment No. 1 dated as of December 30, 2016, the “Operating Agreement”);
B.     The Company is the sole owner of Pattern Panhandle Wind 2 LLC, a Delaware limited liability company (the “Project Company”) which owns and operates a 181.7 MW wind project in Carson County, Texas (the “Wind Farm”);
C.    PAN2 B2 LLC, a Delaware limited liability company (“Newco”) is a Class B Member of the Company;
D.    The Investor has agreed to acquire 98% of the membership interests in Newco pursuant to that certain Purchase and Sale Agreement (the “Purchase and Sale Agreement”), dated as of June 15, 2017, between the Investor and Pattern Energy Group Inc. (the “Seller”), a Delaware limited liability company;
E.    It is a condition precedent to the Investor’s obligations under the Purchase and Sale Agreement that the Managing Member and the Investor enter into this Agreement for the purpose of setting forth the terms and conditions pursuant to which the Managing Member, as the Managing Member of the Company, shall manage and operate the Company and the Project Company.
AGREEMENT
The parties agree as follows:
1.Defined Terms. All capitalized terms used but not defined herein shall be used as defined in the Operating Agreement as in effect on the date hereof. The rules of construction set forth in Section 1.02 of the Operating Agreement shall apply to this Agreement. The term “Material Contract” shall mean contracts of the following types:

1.1    any lease or other type of agreement granting long-term real property tenure rights that is material to the Wind Farm, taken as a whole;
1.2    applicable third-party partnership agreements (including agreements with tax equity partners);
1.3    the engineering, procurement and construction agreement, balance-of-plant construction contract or similar agreement and related guarantee (but only to the extent adversely affecting the warranty provisions thereof);
1.4    the turbine supply agreement or similar material equipment supply agreement and related guarantee (but only to the extent adversely affecting the warranty provisions thereof);
1.5    the service and maintenance agreement or similar agreement entered into in respect of the wind turbines or any other material equipment;
1.6    long-term power purchase agreement, long-term energy hedge agreement or similar agreement entered into with any off-taker to purchase electricity or other products from the Company (or any of its Subsidiaries);
1.7    the interconnection agreement;
1.8    agreements evidencing indebtedness of the types described in Section 2(h); provided that agreements evidencing indebtedness that the Company and its Subsidiaries are permitted to incur without the Investor’s consent under Section 2(h) shall not require the Investor’s consent under Section 2(n);
1.9    any other contract that affects the operating period of the Wind Farm to which the Company or any of its Subsidiaries is a party or by which such Person, or any of its assets is bound and that:
(a)    limits the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any area or granting “most favored nation” or similar status, in a manner that is material to the Wind Farm, taken as a whole;
(b)    is with Seller or any of its Affiliates that is material to the Wind Farm, taken as a whole; or
(c)    the entry into or loss of which would result in a material adverse effect on the Company (or any of its Subsidiaries) or the Wind Farm.
2.    Consent Required for Certain Actions. Without the prior written consent of the Investor for so long as it has not lost its PSP Veto Rights pursuant to Section 5 hereof, the Managing Member shall not (i) vote to approve or (ii) take any of the following actions, except as expressly required by the Energy Hedge Agreement:
(a)    any amendment of the certificate of formation or operating agreement of the Company (or any of its Subsidiaries), other than (i) amendments required by the Operating Agreement, (ii) amendments that are required by Law or are of a clerical or “housekeeping” nature, or (iii) amendments to give effect to the provisions of the Bipartisan Budget Act and any Treasury Regulations or other administrative pronouncements promulgated thereunder (including adoption of the “push out” election provided for by Section 6226(a) of the Code);
(b)    (i) the incorporation or acquisition of a Subsidiary of the Company or the Project Company or the disposition of any shares of a Subsidiary of the Company, (ii) the Company, the Project Company or a Subsidiary thereof entering into any partnership, joint venture or similar arrangement with any other Person, or (iii) the purchase of any business by the Company (or any of its Subsidiaries) or the acquisition by stock or purchase by the Company (or any of its Subsidiaries) of all or substantially all of the assets of any other Person;
(c)    the sale (or entry into of binding agreements to that effect), lease, exchange or other disposition of (i) all or substantially all of the assets of the Company (or any of its Subsidiaries) or (ii) assets of the Company (or any of its Subsidiaries) that would result in a material adverse effect on the power generation of the Wind Farm, or in the case of each of clauses (i) and (ii) immediately above, the granting of an option or right to such effect;
(d)    initiating or otherwise participating in voluntary winding-up or bankruptcy proceedings of the Company (or any of its Subsidiaries);
(e)    any merger, amalgamation or consolidation or the entering into of any agreement, arrangement or understanding to merge, amalgamate or consolidate, the Company (or any of its Subsidiaries) with any Person;
(f)    any change to the equity capital structure of the Company or any of its Subsidiaries (whether by subdivision, consolidation or reclassification), the issuance or allotment of any equity or the granting of any right, option or privilege to acquire any equity or the redemption or repurchase by the Company of any equity, other than (i) as contemplated in the Operating Agreement, including any purchase rights or equity dilutions provisions (including to fund non-discretionary expenses or amounts necessary to comply with legal obligations), or (ii) amendments that are required by Law or are of a clerical or “housekeeping” nature;
(g)    the taking or institution of any proceedings for the continuance, winding-up, liquidation, reorganization or dissolution of the Company (or any of its Subsidiaries) in each case under applicable debtor relief Laws, other than as required by applicable Law;

(h)    (i) any incurrence of any indebtedness by the Company (or any of its Subsidiaries) for borrowed money or granting of any lien or security interest by the Company (or any of its Subsidiaries) in respect of any indebtedness for borrowed money, including any financing or refinancing, that is not in existence as of the date hereof, other than (A) in the case of an amendment to or refinancing of existing indebtedness of the Company, where the amended or refinanced indebtedness would not result in a capital call or be in excess of the total amount of the existing indebtedness outstanding at the time of the refinancing that would be amended or extinguished by the refinancing plus all applicable fees, costs and expenses including breakage costs incurred in connection with such new financing or the repayment of the existing indebtedness; or (B) indebtedness of less than 2% of the book value of assets of the Project Company that is required to meet the Project Company’s obligations that cannot reasonably be expected to be met with Distributable Cash or that can be satisfied with the posting of a letter of credit or other security, (ii) making any loan for borrowed money or entering into any external borrowing arrangements where the Company (or any of its Subsidiaries) acts as a lender, (iii) the Company (or any of its Subsidiaries) entering into any derivative transaction or amending in any material manner or terminating any derivative transaction other than in connection with a transaction described in clauses (i)(A) or (i)(B) above and other than short-term energy hedge, renewable attributes and/or capacity transactions, or (iv) any incurrence of any indebtedness for borrowed money or granting of any security interest or entering into any other borrowing arrangements, in each case by the Company (or any of its Subsidiaries) with any Affiliate;
(i)    the repayment of any loan or advance made by an Affiliate of the Company to the Company (or any of its Subsidiaries), other than in accordance with the terms agreed upon at the time the loan or advance was made;
(j)    the granting of any security on the assets of the Company (or any of its Subsidiaries) other than (i) under a financing that is otherwise permitted under this Agreement, or (ii) customary liens created in the operation of the Company or the Wind Farm such as liens for trade payables, mechanics, suppliers and warehouse liens, capital leases and tax liens;
(k)    the guarantee or indemnification by the Company (or any of its Subsidiaries) of, or the grant of security by the Company (or any of its Subsidiaries) for, the debts or obligations of any third party, in each case other than customary guarantees or indemnities arising out of the ordinary course of business of the Company (or any of its Subsidiaries);
(l)    the guarantee or indemnification by the Company (or any of its Subsidiaries) of, or the grant of security by the Company (or any of its Subsidiaries) for, the debts or obligations of any Affiliate thereof;
(m)    any change to the distribution policy of the Company (or any of its Subsidiaries) reflected in the Operating Agreement as of the date of the closing under the Purchase and Sale

Agreement, other than any changes to allocations and distributions mandated from time to time by the Operating Agreement;
(n)    the Company (or any of its Subsidiaries) entering into (on or after the date of this Agreement), causing the early termination of, or making material amendments to (i) any Material Contract, (ii) applicable third-party partnership agreements (including the Operating Agreement), or (iii) any contracts with the Seller or its Affiliates, including the Management, Operation and Maintenance Services Agreement and Project Administration Agreement, except (x) in each case for new contracts, terminations and/or amendments that are required by Law or to avoid a material default by the Company (or any of its Subsidiaries) or otherwise preserve material rights of the Company (or any of its Subsidiaries) under such agreements and (y) in the case of clause (ii), as is required to give effect to the exercise of options or rights under such agreements. Notwithstanding the foregoing, with respect to any new contracts that are proposed to be entered between the Company (or any of its Subsidiaries), on the one hand, and the Seller or its Affiliates, on the other, the Managing Member shall provide written notice to the Investor setting out details of the scope of services to be provided by the Seller or such other Affiliate thereof under such new contract and the corresponding fees payable to the Seller or such other Affiliate thereunder. Within thirty (30) calendar days of such a notice, the Investor may object to such new contract on the ground that either the scope of services to be provided is not reasonable or that the proposed fees payable are not within the range of “market fees” (factoring in the proposed scope). If the Investor objects prior to the expiration of such thirty (30) day notice period, then the matter shall be referred to a dispute resolution process (such process to include mediation through progressively senior levels of each of the Investor and the Managing Member following which the matter shall be referred to an independent third party expert reasonably selected by the Investor, who shall determine if the scope of services to be provided is not reasonable or that the proposed fees payable are not within the range of “market fees” (factoring in the proposed scope)). If the Investor does not timely object to the proposed new contract, or if the independent third party expert so determines that the proposed scope of services is reasonable and the fees payable are within the range of “market fees”, then the Managing Member shall be permitted to cause the applicable new contract to be so entered into;
(o)    the approval by the Company (or any of its Subsidiaries) of any capital expenditure or series of related capital expenditures in excess of 2% of the book value of the assets of the Project Company, other than as necessary to comply with applicable Law, address a safety emergency or casualty or maintain an insurance policy relating to the Project Company;
(p)    the initiation or settlement by the Company (or its Subsidiaries) of any material litigation or material administrative proceeding;
(q)    appointment and removal/replacement of auditors of the Company (or any of its Subsidiaries), other than when such appointment, removal or replacement of auditors is designed to have the auditor of the Company be the same as the Seller’s auditor;

(r)    adoption of and changes to employee benefits arrangements or schemes of the Company (or any of its Subsidiaries), except for non-material changes which are reasonable for a Person (other than a natural person) of the same size and nature as the Company;
(s)    the creation, modification or termination by the Company (or any of its Subsidiaries) of any plan for the purchase of equity or other securities through the award of options to purchase equity, including a stock option plan or similar program;
(t)    any change to the accounting methods of the Company (or any of its Subsidiaries) or to the fiscal year-end, other than (i) when such change to the accounting methods of the Company (or any of its Subsidiaries) or to the fiscal year-end is designed to conform to the accounting methods or fiscal year-end of the Seller or (ii) to comply with GAAP;
(u)    any significant change in the scope or nature of the business of the Company (or any of its Subsidiaries) and the entering into any contract, agreement or commitment that would result in a significant change in the scope or nature of the business of the Company (or any of its Subsidiaries);
(v)    seeking to launch an initial public offering or the admission to trading on a recognized stock exchange of the whole or any part of the Company’s issued securities (or those of any of its Subsidiaries); or
(w)    filing of Internal Revenue Service Form 8832 (or an alternate or successor form) to elect to have the Company classified as a corporation for federal income tax purposes under Regulation Section 301.7701-3, or take any affirmative action to have the Company be treated for federal income tax purposes other than as a partnership, except, in each case, as may be required by Law.
3.    Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any other party, that this Agreement shall be specifically enforceable and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.
4.    Termination. This Agreement shall terminate and have no further force or effect upon the earlier of:
(a)    the liquidation, dissolution or indefinite cessation of the business operations of Newco or the Company;

(b)    the execution by Newco or the Company of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of the property and assets of Newco or the Company; or
(c)    the reduction of the aggregate ownership interests in Newco held by Investor and its Affiliates below such level that corresponds to ownership of 10% of all Class B membership interests in the Company as a result of dilution pursuant to the Newco LLCA resulting from a failure by Investor or its Affiliates to fund Capital Calls.
5.    Loss of Veto Rights. The Investor will automatically and without the need for any further act or formality lose its right to approve matters under Section 2 (the “PSP Veto Rights”) upon occurring of any of the following:
(a)    If the Investor or an Affiliate of the Investor that holds ownership interests in Newco initiates voluntary bankruptcy proceedings, or fails to dismiss involuntary bankruptcy proceedings filed against it (including any such proceedings arising through consolidation with any bankruptcy proceedings relating to an Affiliate of PSP) within 180 days of filing;
(b)    If the aggregate ownership interests in Newco held by Investor and its Affiliates is reduced below such level that corresponds to ownership of 25% of all Class B membership interests in the Company other than as a result of dilution pursuant to the Newco LLCA resulting from a failure by Investor or its Affiliates to fund Capital Calls; or
(c)    If Investor is determined by a court to have committed actual fraud, willful misconduct or bad faith in connection with the performance of its duties under the Newco LLCA;
provided that: (i) if (A) Investor loses its PSP Veto Rights under the foregoing provisions of this Section 5, and (B) thereafter, Investor transfers an interest in Newco to an acquirer dealing at arm’s length with Investor (a “Third Party”) that results in such Third Party owning 100% of the direct or indirect ownership interests in Newco acquired by Investor on the date hereof, then in connection with such transfer, such Third Party shall obtain the PSP Veto Rights and shall step into the rights of Investor hereunder, and the provisions of this Section 5 shall apply to such Third Party as if such Third Party were named in such provisions instead of the Investor.
6.    Miscellaneous.
6.1    Governing Law. The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the Act as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the laws of the state of New York, without giving effect to principles of conflicts of law.

6.2    Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.
6.3    Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of each party hereto.
6.4    Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. No party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the other party. Notwithstanding the foregoing, the Investor may assign its rights under this Agreement to any acquirer of 100% of its direct or indirect ownership interests in Newco pursuant to one or more transactions that are permitted under the Newco LLCA.
6.5    Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the address set forth in the Purchase and Sale Agreement.
6.6    Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.
6.7    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile or scanned copy will have the same force and effect as execution of an original, and a facsimile or scanned signature will be deemed an original and valid signature.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the date set forth above.

PANHANDLE B MEMBER 2 LLC, a Delaware limited liability company

By:_/s/ Dyann S. Blaine_____________
Name: Dyann S. Blaine
Title: Vice President

VERTUOUS ENERGY LLC, a Delaware limited liability company

By:__/s/ Patrick Samson___________
Name: Patrick Samson
Title: Authorized Signatory

By:__/s/ Jean Daigneault___________
Name: Jean Daigneault
Title: Authorized Signatory